Exhibit 10.4

May 25, 2010

Christopher George
[address]

Re: Offer of Employment

Dear Chris:

NTN Buzztime, Inc. (“NTN”) is pleased to offer you the position of Chief Information Officer reporting to Michael Bush, Chief Executive Officer.  Your anticipated start date will be June 7, 2010.  This offer and your employment relationship will be subject to the terms and conditions of this letter.

Your initial salary will be $10,576.923 per pay period ($275,000 annualized), less applicable withholdings, paid bi-weekly in accordance with NTN’s normal payroll practices. This position is exempt therefore you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek.

You will be eligible to participate in NTN’s Executive Incentive Plan, which is designed to encourage and reward performance excellence pursuant to the terms of the plan. The target bonus for your position is 25% of your base salary, subject to Board approval for the 2010 plan.  Bonuses are typically paid on an annual basis. In addition, subject to NTN’s Board of Directors’ and shareholder approval taking place in June 2010, you will be granted incentive stock options to purchase 350,000 shares of NTN’s common stock in accordance with the NTN Buzztime, Inc. 2010 Employee Stock Option Plan (the “Plan”) and related option documents. The option will vest over a period of four (4) years and expire at the end of ten (10) years in accordance with the terms of the Plan.

You will also be eligible for all benefits available to other full-time NTN employees, in accordance with NTN’s benefit plan documents.  Such benefits include participation in NTN’s medical, dental, vision, life and other group insurance programs on the first of the month following your hire date and participation in NTN’s 401(k) Program occurs on a quarterly enrollment date; 1/1, 4/1, 7/1 and 10/1. NTN reserves the right to change or eliminate these benefits on a prospective basis at any time.

If you accept our offer, your employment with NTN will be “at-will.”  This means your employment is not for any specific period of time and can be terminated by you at any time for any reason.  Likewise, NTN may terminate the employment relationship at any time, with or without cause or advance notice.  In addition, NTN reserves the right to modify your position, duties or reporting relationship to meet business needs and impose appropriate discipline.  Any change to the at-will employment relationship must be by a specific, written agreement signed by you and I.

This offer is contingent upon the following:

•	Signing NTN’s Ethics Policy (See enclosed);

•	Compliance with federal I-9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States);

•	Satisfactory completion of a background investigation to include criminal, credit, education verification, and reference checks;

•	Negative drug/alcohol screen result. Please make arrangements to have your drug test within 24 hours of receipt of this letter. Details of how to do this are enclosed.

This letter, including the enclosed Ethics Policy, and the NTN Buzztime, Inc. 2009 Employee Stock Option Plan referenced above, constitutes the entire agreement between you and NTN relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject.  This letter may not be modified or amended except by a specific, written agreement signed by you and I.

This offer will expire on June 1, 2010.  To indicate your acceptance of NTN’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to Human Resources no later than June 1, 2010 by either mail or fax (760.707.1561).

We hope your employment with NTN will prove mutually rewarding, and we look forward to having you join us.

Sincerely,

/s/ Michael Bush
Michael Bush
Chief Executive Officer

*           *           *

I have read this offer letter in its entirety and agree to the terms and conditions of employment.    I understand and agree that my employment with NTN is at-will, which means either you or NTN may terminate the employment relationship at any time with or without cause or advance notice.

Dated	June 1, 2010	/s/ Christopher George
Christopher George